Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Sentient Brands Holdings Inc. (the “Company”) on Form S-8 of our report dated April 28, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to our audit of the consolidated balance sheet as of December 31, 2021 and 2020, and the consolidated statements of operations, changes in stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2021, and the related notes.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Red Bank, NJ

August 19, 2022